UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — May 1, 2019

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On May 1, 2019, pursuant to an agreement and plan of merger, dated as of March 14, 2019 (the “Merger Agreement”), between Envestnet, Inc. (“Envestnet”), PIEtech, Inc., a Virginia corporation (“PIEtech”), the persons listed on Appendix A thereto, as the sellers (the “Sellers”), Robert D. Curtis, as the Sellers’ representative, and Pecan Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Envestnet (“Merger Sub”), Envestnet completed the merger of PIEtech with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Merger”) and a wholly owned direct subsidiary of Envestnet. Merger Sub has been renamed Envestnet MoneyGuide.  The completion of the Merger follows the receipt of all necessary regulatory approvals and third party consents.

In connection with the Merger, Envestnet (i) paid $295,000,000 in cash (the “Cash Consideration”), subject to the working capital adjustments set forth in the Merger Agreement, and (ii) issued 3,184,713 shares of common stock, par value $0.005 per share, of Envestnet (the “Envestnet Common Stock”) (such number of shares, the “Stock Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).  The Cash Consideration was funded by cash on Envestnet’s balance sheet and borrowings under its revolving credit facility.

The foregoing summary of the Merger Agreement and the Merger does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to Envestnet’s Form 8-K filed on March 14, 2019.

In connection with the Merger, Envestnet adopted the Envestnet, Inc. 2019 Acquisition Equity Incentive Plan (the “Equity Plan”) in order to make inducement grants to certain PIEtech employees who will join Envestnet MoneyGuide. Envestnet agreed to grant at future dates, not earlier than the sixty day anniversary of the closing of the Merger, up to 301,469 shares of Envestnet Common Stock in the form of restricted stock units (“RSUs”) and performance stock units (“PSUs”) pursuant to the Equity Plan .  The awards under the Equity Plan were granted as a material inducement to employment with Envestnet as contemplated by Section 303A.08 of the New York Stock Exchange Listed Company Manual. The foregoing description of the Equity Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Plan, a copy of which is filed as Exhibit 10.1, and is incorporated herein by reference.  Envestnet also made inducement grants to certain PIEtech employees who will join Envestnet MoneyGuide of cash of approximately $8.6 million.

Item 3.02.                                        Unregistered Sales of Equity Securities

The information contained in Item 2.01 is incorporated herein by reference.

As described in Item 2.01, pursuant to the Merger Agreement, on May 1, 2019, Envestnet issued the Stock Consideration to the Sellers. This issuance and sale is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act.  Each of the Sellers represented to Envestnet, among other things, that the Stock Consideration was being acquired for investment purposes and not with a view to any distribution thereof, and appropriate legends will be affixed to the Stock Consideration.

Pursuant to the Equity Plan, Envestnet agreed to grant at future dates, not earlier than the sixty day anniversary of the closing of the Merger, up to 301,469 shares of Envestnet Common Stock in the form of RSUs and PSUs to certain PIEtech employees who will join Envestnet MoneyGuide.  The RSUs and PSUs will vest over a period of time, not earlier than one year from the applicable grant date. The RSUs and PSUs were issued without registration under the Securities Act pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act. The issuance of the RSUs and PSUs did not involve any public offering and each Equity Plan participant either received or had access to adequate information about Envestnet in order to make an informed investment decision. No advertising or general solicitation was made in connection with the issuance of the RSUs and PSUs.

Item 8.01. Other Events.

On May 1, 2019, Envestnet issued a press release announcing the completion of the Merger referred to in Item 2.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

As permitted by Item 9.01(a)(4) of Form 8-K, the financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report must be filed.

(b) Pro Forma Financial Information.

As permitted by Item 9.01(a)(4) of Form 8-K, the pro forma financial statements required by this item will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date on which this Current Report must be filed.

(d) Exhibits.

10.1	Envestnet, Inc. 2019 Acquisition Equity Incentive Plan
99.1	Press release, dated May 1, 2019, regarding completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC.

By:	/s/ Peter D’Arrigo
	Name:	Peter D’Arrigo
	Title:	Chief Financial Officer

Date: May 1, 2019